Exhibit 10.39

EXCLUSIVE AIRCRAFT LEASE AGREEMENT

This EXCLUSIVE Aircraft Lease Agreement (this “Agreement”) is made this 14 day of November, 2023 (“Effective Date”) by and between Vision FGAR 1, LLC, a Delaware limited liability company (“Lessor”), and Ponderosa Air, LLC, a New York limited liability company (“Lessee”).

WHEREAS, Lessor is the registered owner of that certain Cirrus Design Corp model SF50 aircraft bearing manufacturer’s serial number 0209 and United States registration number N619GK, with its engines, and all other appliances, avionics, additions, appurtenances, components, systems, furnishings, instruments, equipment, parts, accessories, and other items of equipment now installed thereon, and all flight manuals, logbooks and records (collectively the “Aircraft”);

WHEREAS, Lessee holds that certain operating certificate number 1POA issued by the Federal Aviation Administration (the “FAA”) under Federal Aviation Regulations (“FARs”) 14 CFR Part 135, and is an on-demand air taxi; and

WHEREAS, Lessor desires to lease to Lessee and Lessee desires to lease from Lessor the Aircraft pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated and made part of the terms and conditions of this Agreement, and the mutual covenants, promises, representations, guarantees and the agreements herein contained, and for consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Lease.

1.1. Lease of Aircraft: Lessor shall lease to Lessee the Aircraft for the Term (as defined below) of this Agreement. During the Term of the lease hereunder, Lessee shall have operational control of the Aircraft. Lessee waives any claim to ownership or right, title and interest in and to the Aircraft other than that of the Lessee hereunder. The registration of, and title to, the Aircraft, engines and avionics shall be in the name of the Lessor, and the Aircraft shall, at all times during the term of this Agreement, or any extension thereof, bear United States registration markings.

1.2. Compliance with FAA Regulations and Lessee’s Reporting Requirements: During the Term, Lessee is and shall be the sole operator of the Aircraft and have sole and exclusive operational control of the Aircraft. The Aircraft shall be operated during the Term of this Agreement by Lessee pursuant to FAA Regulations, and in compliance with all other applicable laws, rules, and regulations.

1.3. Use of Aircraft: Lessee agrees to use the Aircraft in a safe, careful and prudent manner in full compliance with Part 135 of the regulations of the FAA, and any other regulations, rules, laws, decrees or treaties applicable to the operation of the Aircraft hereunder. Lessee shall allow the Aircraft to be operated only by duly licensed and qualified pilots. Lessee agrees that (i) the Aircraft shall be operated at all times by currently certified pilots having the minimum total pilot hours required by the insurance referenced in paragraph 6.1 and (ii) it shall only use professionally trained and qualified pilots who shall be familiar with and licensed to operate the Aircraft and who have satisfied any and all recurrent pilot training requirements and pilot medical examinations. Lessee further agrees that it will use or permit to use the Aircraft and avionics only for lawful purposes and in no event shall Lessee permit the Aircraft and Avionics to be used in violation of any federal, state or municipal laws, rules, ordinances, or regulations as applicable to the operation of the said article(s) and, further, that Lessee will indemnify and hold Lessor harmless from any and all fines, forfeitures, and/or penalties and for any legal violations or for the violation of any rule or regulation of any duly constituted public authority. In no event shall Lessee operate the Aircraft in any areas excluded from coverage by any insurance policy referenced in paragraph 6.1.

1.4. Liens: Lessee shall not pledge, loan or mortgage the Aircraft, or permit any liens or other encumbrances of any material nature of description to be incurred upon the Aircraft during the term of this Agreement. If, because of any action or omission by Lessee, a lien is placed on the Aircraft, Lessee shall, within thirty (30) days after receipt of notice of the filing of any lien, take all action to remove the lien.

1.5. Alteration to Aircraft: Lessee shall not alter, modify, improve or install any additional equipment in or on the Aircraft without Lessor’s prior written consent.

1.6. Waiver of Warranties: Lessor is not a manufacturer or distributor of aircraft or equipment, and makes no representations, promises, statements, or warranties, express or implied, with respect to merchantability, suitability, or fitness for any purpose of the Aircraft (and avionics) or otherwise. Lessee agrees that Lessor shall not be liable to Lessee for loss, claim, demand, liability, costs, damages, or expenses of any kind, caused or alleged to be caused, directly or indirectly, by the Aircraft or avionics, or any inadequacy thereof, for any purpose, or by any defects therein or in the use or maintenance thereof, or any loss of business or any interruption or loss of service or use thereof, or any loss of business or any damage whatsoever and howsoever caused.

1.7. “Operational Control” and “Possession, Command and Control”: When Lessee utilizes and operates the Aircraft Lessee shall: (i) conduct aircraft operations under FAR Part 135 (or Part 91, where appropriate for maintenance, repositioning, training, or FAA required flights); (ii) have and retain “operational control” of the Aircraft, as defined by the applicable FAR Part, including 14 CFR Sections 1.1, 135.77 and 135.115 and Operations Specifications A002 and A008, (iii) exercise exclusive control over each pilot, from time to time such pilot reports for duty for a Lessee flight until the pilot is discharged from duty by Lessee following such Lessee flight; and (iv) have and retain “possession, command and control” of the Aircraft as defined by the Internal Revenue Code.

Article II. Aircraft Management and Operations.

2.1. Lessee’s Affirmative Duties. Lessee shall have the following affirmative duties, obligations and responsibilities to Lessor:

2.1.1. To maintain and operate the Aircraft in compliance and conformity with any and all applicable governmental or regulatory laws, rules, regulations, ordinances, orders and directives. Conversely, Lessee shall not maintain and operate the Aircraft in violation of any airworthiness certificate or any other certificate, permit, license or registration relating to the operation, use, maintenance and repair said Aircraft. Lessee’s use and maintenance of the Aircraft will, at all times, be within the manufacturer’s operating and maintenance parameters, specifications and programs.

2.1.2. To provide and schedule trained flight crews for operation of the Aircraft and oversee both the initial and the ongoing training of pilots.

2.1.3. To maintain updated navigational charts and maps for the operation of the Aircraft.

2.1.4. To maintain and update the logbooks, maintenance records and any other documents which may be required by the Federal Aviation Administration and any other applicable governmental authority. Lessee shall maintain the Aircraft Records in accordance with its Part 135 program, format and computerized tracking program.

2.1.5. To keep the Aircraft fully operational, duly certified and in an airworthy condition, and to keep the Aircraft in a mechanical condition adequate to comply with any and all regulations of the FAA and any other federal, state of local governing body having jurisdiction over the maintenance, use or operation of the Aircraft. Lessee shall be responsible for overseeing the undertaking and completion of any and all scheduled and unscheduled maintenance and repair procedures, either calendar or hourly, on the airframe, engines, and auxiliary power unit, all manufacturer’s mandatory Service Bulletins and Service Information Letter and all FAA Airworthiness Notes and Directives during the terms.

2.1.6. To collect any and all taxes and file any and all State and/or Federal Tax returns incident to the operation and charter of the Aircraft.

2.1.7. Lessor shall provide all manuals necessary to operate and maintain the Aircraft in accordance with Part 135 of the FAR.

2.1.8. For all operations under this Agreement, the Aircraft shall be operated exclusively by Lessee, pursuant to 14 CFR Part 135 or 91 of the FAA Regulations, and in compliance with all other applicable laws, rules, and regulations. Responsibility for operational control pursuant to 14 CFR 135.77 requires that the Lessee, it’s designees and assigned flight crew members are responsible for initiation, continuance, diversion, or termination of flight and ensuring the flight is in compliance with the appropriate CFR or Lessee’s Operations Specifications.

2.1.9. During the term of the Agreement, Lessee shall be responsible for maintaining the Aircraft in accordance with Lessee’s Part 135 approved maintenance program. Lessee warrants that all routine inspections and maintenance during the term of this Agreement have been and will be performed or complied with. All major maintenance inspections and or structural repairs and modifications required by manufacturer’s alert service bulletins and FAA’s airworthiness directives, shall be performed by, or overseen by Lessee, in accordance with the terms of this Agreement. During the term of this Agreement, the Lessee or an approved repair vendor, shall undertake any and all routine and non-routine repairs and/or maintenance to the Aircraft. The Lessee shall promptly advise the Lessor of the necessity of any and all maintenance and repairs to the Aircraft.

Article III. Compensation to Lessor.

3.1. Payment for Lease of Aircraft: Lessee agrees to pay Lessor (or such other party as Lessor may designate in writing), a lease payment as set forth in Exhibit “A” attached hereto.

Article IV. Scheduling of Aircraft.

4.1. Scheduling: Lessee will maintain the master schedule for the Aircraft and will schedule its use in compliance with this Agreement. Lessee shall be solely responsible to coordinate its scheduling, dispatching and flight operations of the Aircraft.

Article V. Insurance.

5.1. Liability Insurance: Lessee shall, at its own expense, procure and maintain in effect during the term of this Agreement and ending with the re-delivery of the Aircraft to Lessor, insurance written by responsible insurance companies, insuring Lessor (and any lender with a lien on the Aircraft) and Lessee against all liability for loss, injury, damages, or claims caused by or arising out of or in connection with this Agreement, or with possession, operation or control by Lessee of the Aircraft during such period, including injuries to or death of passengers, injuries or deaths of third persons (but not including the Lessee’s employees when in the course of their employment) and damage to property up to any aggregate limit agreed to by mutual agreement of the parties. If such insurance policies should be cancelled or allowed to lapse, Lessee shall give Lessor thirty (30) days prior written notice of such cancellation and Lessee shall obtain additional replacement coverage.

5.2. Hull Insurance: Lessee shall, at its own expense, procure and maintain during the term of this Agreement and ending upon redelivery of the Aircraft, policies of all risk aircraft flight and ground hull insurance on the Aircraft, written by responsible insurance companies, against any and all loss of or damage to the Aircraft in an amount for the greater of the replacement value as provided by Lessor.

Article VI. Indemnification.

6.1. Indemnification: Lessee agrees to indemnify, compensate, defend and hold harmless Lessor and Lessor’s members, officers, and employees for any damages, losses or claims incurred deriving from Lessee’s breach or nonfulfillment of any representation, warranty or covenant set forth in this Agreement. Lessor agrees to indemnify, compensate, defend and hold harmless Lessee and Lessee’s officers, directors and employees for any damages, losses or claims incurred deriving from Lessor’s breach or nonfulfillment of any representation, warranty or covenant set forth in this Agreement.

Article VII. Term and Termination Rights.

7.1. Term: Subject to the terms of Section 7.2 below, Lessor hereby leases to Lessee the aircraft commencing on the Effective Date and shall end on the seventh anniversary of the Effective Date (the “Term”).

7.2. Termination Rights: Notwithstanding Paragraph 7.1 hereof, this Agreement may be terminated upon the following:

7.2.1. immediately, if the Aircraft should be lost or substantially damaged and, as a result thereof, be declared a total or constructive loss, if Lessor shall determine repair of the Aircraft is not advisable; or

7.2.2. immediately by Lessor, if Lessee becomes insolvent, commits an act of bankruptcy or bankruptcy proceedings are begun by or against Lessee, or if for any good and substantive reason Lessor has grounds for insecurity with respect to Lessee’s performance; or

7.2.3. by either party upon thirty (30) days written notice to the other party in the event the other party is in breach of a material term or condition of this Agreement. In such event termination shall be effective on the date specified in said notice, unless the default, which must be specified in the notice, has been corrected by the party to whom notice is given and such correction has been communicated to the party giving notice of termination before the expiration of the thirty (30) day period cure.

7.3. Procedure Upon Termination: Upon termination of this Agreement, the Aircraft shall be returned to the Lessor at a mutually agreeable location. Lessee shall return the Aircraft in the same condition as originally existed at the beginning of the Agreement, normal wear and tear excepted. All costs associated with returning the Aircraft to Lessor will be paid by Lessee.

Article VIII. Loss or Damage to Aircraft.

8.1. Loss and Damage: In the event of loss or damage to the Aircraft, Lessee shall immediately report said loss or damage to Lessor and to any and all applicable governmental agencies and shall furnish such information and expeditiously execute or help Lessor execute such documents – may be required and necessary for Lessor to collect the proceeds from any insurance policies. Lessee agrees that its pilots, operators, and/or agents shall cooperate fully with Lessor and any insurance carriers in the investigation and defense of any and all claims or suits arising from the operation of the article(s) leased hereunder and shall cause its operators, pilots, and/or agents to promptly make report to Lessor as soon as practicable after any occurrence which occurs while the Aircraft is in the custody and control of Lessee and/or its operators, with the fullest information available regarding the time, place and nature of the accident and/or damage and promptly deliver to Lessor any and all papers, notices and documents whatsoever served upon and /or delivered to Lessee or to Lessee’s agents, servants, and/or employees, in connection with any claim, suit, action, or proceeding at law, or in equity, commenced or threatened to be commenced against Lessee and/or Lessor arising out of Lessee’s operation of the Aircraft leased hereunder. Lessee agrees to comply promptly with any statute, regulation, law, and/or ordinance requiring the reporting of an accident involving the Aircraft to any federal, state or local authority.

Article IX. General.

9.1. Assignment: The parties hereto may not sublease the Aircraft or assign this Agreement, in whole or in part, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors or assigns. Notwithstanding the foregoing, Lessee agrees that Lessor may assign the Agreement to Lessor’s lender (and its assignees, “Lender”) and agrees (if so, requested in writing by Lessor) to make any and all payments required hereunder directly to Lender.

9.2. Notice: Any notice required by this Agreement shall be considered as having been duly given if such notice clearly identifies this Agreement and is sent by email telecopy, telefax, express or overnight courier service, or by certified mail, postage prepaid, to the respective parties at the following addresses:

If the Lessor:	Vision FGAR 1, LLC
Attention: Marc Sellouk
Email: marc@flewber.com

With a copy to:	Aero Law Center
Attention: Nada Ragland, Esq.
1100 Lee Wagener Boulevard, Suite 211
For Lauderdale, Florida 33315
Email: ragland@aerolawcenter.com

If the Lessee:	Ponderosa Air, LLC
7110 Republic Airport
Farmingdale, New York 11735
Email: marc@flewber.com

Or to such other address as the respective parties hereto shall from time to time designate in writing to the other party.

9.3. Force Majeure: If, by reason of Force Majeure (as defined below), any party is rendered unable, wholly or in part, to perform any of its obligations hereunder, such obligation shall be suspended so far as it is affected by Force Majeure during, but not longer, than the continuance thereof. As used herein, Force Majeure shall mean acts of God, acts of public enemy, acts of any sovereign nation or any political subdivision of nay department or regulatory agency thereof or entity created thereby whether or not such acts prove valid, acts of any person engaged in subversive activity or sabotage, fires, explosions or other catastrophes, strikes, slowdowns, lockouts, or other labor disputes, or any similar cause of beyond the party’s control.

9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue of any action arising out of this Agreement shall be in the state and Federal Courts of New York.

9.5. Headings: Headings are included in this Agreement for convenience only and are to be disregarded in any interpretation or construction of this Agreement.

9.6. Execution: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

9.7. Invalidity, Illegality or Unenforceability: In case any provision contained herein shall for any reason be invalid, illegal or unenforceable under applicable law in any respect, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remainder of this Agreement, which shall be construed as if such provision had never been contained herein.

9.8. Entire Agreement: This Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties concerning the subject matter contained herein. This Agreement shall not be varied except in writing signed by both of the parties.

9.9. Conformity Checks and Proving Runs: The Lessee shall be responsible for maintaining the Aircraft on its Part 135 Operating Specifications and any and all fees and costs associated with any FAA mandated proving runs shall be paid by Lessee. Any and all modifications and repairs to the Aircraft necessary for Part 135 compliance shall be borne by the Lessee.

9.10. Cooperation: The parties herby agree to cooperate, execute and deliver any and all documents reasonably deemed necessary to effectuate the intent and the terms and conditions of this Agreement. Each party reciprocally agrees to promptly and duly execute and deliver to the other such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the other party hereunder.

9.11. Construction: Each party has reviewed and participated in the formation of this Agreement and, accordingly, any rule or construction to the effect that ambiguities are resolved against to the drafting party shall not be employed in the interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto caused this Agreement to be executed and delivered by a duly authorized officer on the date set forth above.

LESSOR

Vision FGAR 1, LLC

By:	/s/ Marc Sellouk
Name:	Marc Sellouk
Title:	Manager

LESSEE

Ponderosa Air, LLC

By:	/s/ Marc Sellouk
Name:	Marc Sellouk
Title:	Manager

Exhibit A

Lessee agrees to pay to Lessor, as lease payment for use of the Aircraft, the following percentage of charter revenue: $0